EXHIBIT 99.1

For Immediate Release: May 17, 2017
Media Contacts:
Jennifer Nahas
Griffin Capital Company, LLC
jnahas@griffincapital.com
949-270-9332

Joseph Kuo / Matthew Griffes
Haven Tower Group LLC
jkuo@haventower.com or mgriffes@haventower.com
424 652 6520 ext 101 or ext 103

Griffin Capital Essential Asset REIT II Acquires Fully Occupied, Class A Office Building in Carmel, Indiana for $28.6 Million

- 133,400 Square Foot Property Under Long-Term Absolute-Net Lease to Strong and Stable Company Tenant -

El Segundo, Calif. (May 17, 2017) - Griffin Capital Company, LLC (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. (the “REIT”), the acquisition of a three-story, Class A office building (the "Property"), totaling approximately 133,400 square feet, and fully occupied by Midcontinent Independent System Operator, Inc. (“MISO”), a provider of open access electricity transmission services throughout the Midwest and South of the United States, as well as Manitoba, Canada. The Property is currently under a long-term absolute-net lease for the next eleven years, expiring in April 2028. The REIT purchased the Property for $28.6 million from Inland Private Capital Corporation (the “Seller”).

Commenting on the acquisition, Shawn Carstens, Griffin Capital’s Vice President of Acquisitions, said, "We're delighted to add a large, Class A office facility under a long-term lease and on a fully occupied basis with a solid corporate tenant to our REIT’s portfolio. The Property not only houses the headquarters of MISO, but is also located in one of the top-performing office submarkets in Indianapolis, a market that continues to demonstrate growth and economic strength. There's no question that the Property represents a number of advantageous real estate fundamentals that are consistent with our strategy of acquiring and carefully managing institutional-quality assets that can generate both attractive ongoing cash flow and longer term capital appreciation events for our investors."
Constructed in 2008 as a build-to-suit for MISO, the Property houses MISO’s executive team and key operations, finance, engineering, and IT personnel. The Class A property features a fully-built-out lower level containing an expansive 80-seat cafeteria, a fitness center and group fitness room, men’s and women’s locker rooms, an employee training room, and a nine-room state-of-the-art conference facility which hosts in excess of 2,000 stakeholder meetings per year for MISO’s 176-member constituency. The Property is one of three buildings comprising MISO’s Carmel campus and is connected via skyway to MISO’s mission-critical primary control center where teams of engineers monitor MISO’s system assets 24 hours a day, 7 days a week.
Founded in 1998, MISO was the nation’s first regional transmission organization (RTO) approved by the Federal Energy Regulatory Commission (FERC) in 2001. As a RTO, MISO provides electricity transmission service on behalf of its members that own transmission assets. MISO is the largest of the ten RTO’s in North America by geographic footprint, covering 965,000 square miles across 15 states throughout the Midwest and South of the United States and the Canadian province of Manitoba. The electric generation and transmission system under MISO’s purview includes 1,300 generating plants and 68,000 miles of transmission lines encompassing $31.4 billion of asset value, providing 172 billion watts of power, and serving over 42 million customers. MISO maintains investment-grade credit ratings of ‘AA-’ from Standard & Poor’s and ‘A1’ from Moody’s.
The Seller of the Property was represented by Jerrod Wigal of the Chicago office of Cushman and Wakefield.
About Griffin Capital Essential Asset REIT II
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT focused on acquiring a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type, and lease duration. As of May 17, 2017, Griffin Capital Essential Asset REIT II, Inc. has acquired 35 office and industrial buildings totaling approximately 7.3 million rentable square feet and asset value of approximately $1.1 billion. Griffin Capital Essential Asset REIT II, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital Company, LLC.

About Griffin Capital Company, LLC
Led by senior executives with more than two decades of real estate experience collectively encompassing over $22 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 58.8 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 42* million square feet of space, located in 30 states and the United Kingdom, representing approximately $7.6* billion in asset value, based on purchase price, as of March 31, 2017. Additional information about Griffin Capital is available at www.griffincapital.com.
*Includes the property information related to interests held in certain joint ventures.
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s annual report on Form 10-K, and quarterly reports on Form 10-Q. This is neither an offer nor a solicitation to purchase securities.
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